  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1997.

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                            THE E.W. SCRIPPS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               Ohio                                  31-1223339
   (STATE OR OTHER JURISDICTION       (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
OF INCORPORATION OR ORGANIZATION)

                   312 WALNUT STREET, CINCINNATI, OHIO 45202
                                 (513) 977-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                              M. Denise Kuprionis
                                   Secretary
                               312 Walnut Street
                             Cincinnati, Ohio 45202
                                 (513) 977-3835
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                      OF AGENT FOR SERVICE FOR REGISTRANT)
                               ------------------
                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                             William Appleton, Esq.
                             Baker & Hostetler LLP
                         312 Walnut Street, Suite 2650
                             Cincinnati, Ohio 45202
                                 (513) 929-3400
                             John D. Lobrano, Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

                                 (212) 455-2000
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of the Registration Statement.
                               ------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement relates to the Registration Statement filed by the Company with the Commission on November 15, 1991 (Reg. No. 33-43989), as amended by Amendment No. 1 thereto filed with the Commission on December 11, 1991.

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                             PROPOSED
                                                         MAXIMUM OFFERING        PROPOSED          AMOUNT OF
      TITLE OF EACH CLASS OF            AMOUNT TO BE        PRICE PER        MAXIMUM AGGREGATE    REGISTRATION
    SECURITIES TO BE REGISTERED          REGISTERED          UNIT(b)         OFFERING PRICE(b)       FEE(c)
--------------------------------------------------------------------------------------------------------------
Debt Securities of
 The E.W. Scripps Company..........   $500,000,000(a)          100%            $500,000,000         $106,060.61

================================================================================

(a) In U.S. dollars or the equivalent thereof in foreign denominated currencies or composite currencies.
(b) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under Securities Act of 1933.
(c) Pursuant to Rule 429 under the Securities Act of 1933, $150,000,000 of previously registered but unsold securities are being carried forward with respect to the registration fee hereon.
                               ------------------
     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 1997

PROSPECTUS

                                  $500,000,000

                            THE E.W. SCRIPPS COMPANY
                                DEBT SECURITIES

     The E.W. Scripps Company (the "Company") intends to sell from time to time, in one or more series, up to $500,000,000 (or the equivalent thereof in foreign denominated currencies or composite currencies) aggregate principal amount of its debt securities ("Debt Securities"). The Debt Securities of each series will be offered on terms to be determined at the time of offering. The specific designation, aggregate principal amount, rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of Debt Securities are to be set forth in Supplements to this Prospectus (each, a "Prospectus Supplement").

     The Debt Securities may be offered for sale to or through one or more underwriters to be designated by the Company, directly to other purchasers or through agents, or through a combination of such methods. See "Plan of Distribution." The names of any underwriters, dealers or selling agents involved in the sale of the Debt Securities and the compensation of such persons will be set forth in the applicable Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by the Prospectus Supplement applicable to the Debt Securities being sold.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1997

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
    Available Information.........................................................    3
    Incorporation of Certain Documents by Reference...............................    3
    The Company...................................................................    4
    Use of Proceeds...............................................................    5
    Ratio of Earnings to Fixed Charges............................................    5
    Description of Debt Securities................................................    5
    Plan of Distribution..........................................................   19
    Experts.......................................................................   20
    Legal Matters.................................................................   20

                               ------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that submit electronic filings to the Commission. Such material may also be inspected and copied at the offices of the New York Stock Exchange, on which the Class A Common Shares of the Company are listed, at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities offered by this Prospectus and the Prospectus Supplement, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; and with respect to each such contract, agreement or other document filed, or incorporated by reference, as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997.

          3. The Company's Current Reports on Form 8-K dated May 16, 1997, and September 4, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO VICE PRESIDENT-INVESTOR RELATIONS, THE E.W. SCRIPPS COMPANY, 312 WALNUT STREET, 28TH FLOOR, CINCINNATI, OHIO 45202 (TELEPHONE: (513) 977-3000).

                                  THE COMPANY

     The Company is a diversified media company operating in three business segments: newspapers, broadcast television and entertainment. Founded by Edward
W. Scripps, the Company began publishing its first newspaper in 1878 and operating its first television station in 1947. Three members of the Company's Board of Directors are direct descendants of the founder, and a trust established by the founder in 1922 owns a controlling interest in the Company. The Company emphasizes quality, editorial independence and integrity, and public service in managing its media businesses and believes that its continuing commitment to long-term goals has been an important factor in its success.

     Newspapers. The Company is the tenth largest newspaper publisher in the United States, with daily newspapers reaching fifteen separate markets and total circulation of approximately 1.179 million daily and 1.307 million Sunday. From its Washington bureau the Company operates the Scripps Howard News Service, a supplemental wire service covering stories in the capital, other parts of the United States and abroad. The newspaper segment generated approximately 60% of the Company's total revenues in 1996.

     Broadcast Television. The Company owns and operates nine network-affiliated broadcast television stations, eight of which are located in one of the top 50 largest television markets. Six stations are ABC affiliates and three are NBC affiliates. In addition to broadcasting network programming, the Company's television stations focus on producing quality local news programming. The Company's television operations generated approximately 29% of the Company's total revenues in 1996.

     Entertainment. The Company operates Home & Garden Television, a twenty-four hour cable network ("HGTV") and creates, develops and produces programming for broadcast and cable television. Under the trade name United Media, the Company is a leading distributor of news columns, comics and other features for the newspaper industry, including "Peanuts" and "Dilbert," and licenses worldwide copyrights relating to "Peanuts", "Dilbert" and other characters. The entertainment division generated approximately 11% of the Company's total revenues in 1996.

     On May 16, 1997, the Company agreed to acquire the newspaper and broadcast operations of Harte-Hanks Communications, Inc. ("Harte-Hanks") for $775 million, plus working capital, in cash. The Harte-Hanks newspaper and broadcast operations include daily newspapers in Abilene, Corpus Christi, Plano, San Angelo and Wichita Falls, Texas, a daily newspaper in Anderson, South Carolina (collectively, the "HHC Newspaper Operations"), and a television and radio station in San Antonio, Texas (the "HHC Broadcast Operations"). The acquisition of the HHC Newspaper Operations will increase the Company's separate newspaper markets to 21 and its total circulation to approximately 1.5 million daily and
1.6 million Sunday. The Company expects to complete the acquisition in October 1997.

     On September 4, 1997, the Company agreed to sell the HHC Broadcast Operations to certain subsidiaries of A.H. Belo Corporation ("Belo"). The Company will receive $75 million in cash and Belo's approximate 58% controlling interest in The Television Food Network, G.P. ("TVFN," a 24-hour cable television network). The amount of cash the Company will receive will be adjusted based upon the positive or negative working capital of TVFN and the HHC Broadcast Operations at the closing date. Immediately after the Company closes the purchase of the HHC Newspaper and Broadcast Operations, Belo will pay the Company $37.5 million and will transfer its interest in TVFN to the Company. Belo will operate the HHC Broadcast Operations under a Local Marketing Agreement until the Federal Communications Commission ("FCC") approves the transfer of the HHC Broadcast Operations' FCC licenses to Belo, at which time the sale of the HHC Broadcast Operations will be completed and Belo will pay the Company the balance of the purchase price. Based on information provided to the Company by Belo, TVFN had approximately 26.5 million subscribers as of June 30, 1997. The Company expects to complete the sale of the HHC Broadcast Operations by the end of 1997.

     The acquisition of the HHC Newspaper and Broadcast Operations, the subsequent sale of the HHC Broadcast Operations to Belo, and the acquisition of Belo's controlling interest in TVFN are sometimes hereafter collectively referred to as the "Transactions".

     The Company, an Ohio corporation, maintains its principal executive offices at 312 Walnut Street, 28th Floor, Cincinnati, Ohio 45202, and its telephone number is (513) 977-3000. The Company's outstanding Class A Common Shares are traded on the New York Stock Exchange under the symbol "SSP."

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds received from the sale of the Debt Securities will be used by the Company for general corporate purposes, which may include capital expenditures, working capital requirements, reduction of outstanding indebtedness and acquisitions. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company and the availability and cost of other funds. Pending such application, the net proceeds will be invested in short-term investment grade securities.

     More detailed information concerning the use of the proceeds from any particular offering of the Debt Securities will be contained in the Prospectus Supplement relating to such offering.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for each of the five years in the period ending December 31, 1996, and the six-month periods ended June 30, 1996, and June 30, 1997:

                                                                                      SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                          ---------------------------------------   ---------------
                                          1992    1993    1994    1995    1996(1)   1996    1997(1)
                                          -----   -----   -----   -----   -------   -----   -------
    Ratio of Earnings to Fixed
      Charges...........................   4.76    7.88    9.82   12.04    16.90    16.34    17.60

---------------

     (1) Giving effect to the Transactions and the anticipated related borrowings as though they had occurred January 1, 1997, and January 1, 1996, respectively, the pro forma ratio of earnings to fixed charges for the six months ended June 30, 1997, and for the year ended December 31, 1996, would have been 4.45 and 4.10, respectively.

     Earnings used to compute this ratio are income before income taxes and before fixed charges, excluding interest capitalized and preferred stock dividends of majority-owned subsidiaries not eliminated in consolidation, and after deducting undistributed earnings of 20% to 50% owned affiliates. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense, one-third of all rent expense (considered representative of the interest factor) and preferred stock dividends of subsidiaries not eliminated in consolidation.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture"),
dated as of October   , 1997, between the Company and The Chase Manhattan Bank,
as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The following summaries of certain provisions of the Indenture describe general terms to which any Debt Securities issued under the Indenture may be subject. The particular terms and provisions of any series of Debt Securities offered by the Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions described below may apply thereto will be described in the Prospectus Supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities in respect of which this Prospectus is being delivered, reference must be made both to the Prospectus Supplement relating thereto and the following description.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of capitalized terms which are used but are not defined herein. All Section references used herein are to Sections in the Indenture.

GENERAL

     The Debt Securities offered hereby will be limited to $500,000,000 (or the equivalent thereof in foreign denominated currencies or composite currencies) aggregate principal amount, although the Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series as from time to time authorized by the Company. (Section 301). The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company or any of its subsidiaries.

     Unless otherwise indicated in the Prospectus Supplement, each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

     Reference is made to the Prospectus Supplement for the terms of the Offered Debt Securities which include the following: (i) the title of the Offered Debt Securities or the particular series thereof; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be issuable in permanent global form; (iv) the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (v) the date or dates, or the manner of determining the same, on which the Offered Debt Securities will mature; (vi) the rate or rates per annum, or the formula by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any, and the date or dates from which any such interest will accrue; (vii) the Interest Payment Dates, or the manner of determining the Interest Payment Dates, on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities that are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a Global Security on an Interest Payment Date will be paid if other than in the manner described below under "Global Securities"; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) each office or agency where, subject to the terms of the Indenture as described below under "Payments and Paying Agents," the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer," the Offered Debt Securities may be presented for registration of transfer or exchange; (x) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xi) the terms and conditions, if any, upon which the Offered Debt Securities will be repayable prior to maturity at the option of the holder thereof (in which case the Company will comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act in connection therewith, if then applicable); (xii) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of $5,000; (xiii) if other than U.S. dollars, the currency, currencies or currency unit or units for which the Offered Debt Securities may be purchased and for which the principal of, and any premium and interest on, the Offered Debt Securities may be payable; (xiv) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xv) any additional Events of Default and covenants applicable to the Offered Debt Securities; and (xvi) any other terms and provisions of the Offered Debt Securities not inconsistent with the terms and provisions of the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities. (Section 301).

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt

Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the Prospectus Supplement.

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities may also be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax considerations and other special considerations applicable to original issue discount securities will be set forth in the Prospectus Supplement.

EFFECT OF CORPORATE STRUCTURE

     The Debt Securities will be obligations of the Company. Since the operations of the Company are conducted primarily through subsidiaries, the Company's cash flow and consequently its ability to service debt, including the Debt Securities, is dependent, in large part, upon the earnings of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise, which payment is subject to various business considerations. The subsidiaries of the Company are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor.

     Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary. In such case the claims of the Company may still be subordinate to the claims of creditors secured by the assets of such subsidiary and any claims of creditors of such subsidiary senior to those held by the Company.

     At June 30, 1997, subsidiaries of the Company had less than $100,000,000 of indebtedness to parties other than the Company or its subsidiaries (such $100,000,000 does not include program rights obligations and amounts owed to trade creditors and employees). There are no restrictions in the Indenture on the creation of additional indebtedness, including indebtedness of the Company's subsidiaries, and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its indebtedness, including the Debt Securities.

DENOMINATIONS, REGISTRATION AND TRANSFER

     The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in the form of one or more global Securities, as described below under "Global Securities." Unless otherwise provided in the Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in the denomination of $5,000. A global Security will be issued in a denomination equal to the aggregate amount of Outstanding Debt Securities represented by such global Security. The Prospectus Supplement relating to Debt Securities denominated in a foreign or composite currency will specify the authorized denominations thereof. (Sections 201, 203, 301 and 302).

     In connection with its sale, during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to any unsold allotments, until sold), no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and any such Bearer Security (other than a temporary global Security in bearer form) may be delivered only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined below under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a person described in Section 1.163-5(c)(2)(i)(D)(6) of the United States Treasury Regulations, or is a financial institution which has purchased such Bearer Security for resale during the restricted period and who certifies that it has not acquired such Bearer Security for purposes of resale directly or indirectly to a United States person or to a person within the United States. (Section 303). See "Payment and Paying Agents" and "Global Securities" below.

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default, attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305).

     Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a global Security) may be presented for registration of transfer (with the form of transfer duly executed) at the office of the Security Registrar designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company and the Security Registrar being satisfied with the endorsement or written and executed instrument of transfer. The Company has initially appointed the Trustee as the Security Registrar under the Indenture. (Section 305). If the Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security called for redemption, in whole or in part, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that same series and of a like principal amount and tenor which is immediately surrendered for redemption. (Section 305).

PAYMENTS AND PAYING AGENTS

     Unless otherwise indicated in the Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities (other than a global Security) will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by such payee with a bank located inside the United States as specified in the Security Register. (Sections 307 and 1002). Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

     Unless otherwise indicated in the Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. (Sections 307 and 1002). Unless otherwise indicated in the Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Sections 307 and 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by the Company or the date of delivery by the Company of a definitive Bearer Security, including a permanent global Security, a written certificate in the form required by the Indenture, is provided to the Company stating that on such date the Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities") or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person is a person described in Section 1.163-5(c)(2)(i)(D)(6) of the United States Treasury Regulations or is a financial institution who has purchased such Bearer Security for resale during the restricted period and who certifies that is has not acquired such Bearer Security for purposes of resale to a United States person or to a person within the United States or its possessions. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States and payments will not be made in respect of Bearer Securities or coupons appertaining thereto pursuant to presentation to the Company or its Paying Agents within the United States or any other demand for payment to the Company or its Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

     Unless otherwise indicated in the Prospectus Supplement, the principal office of the Trustee, 450 West 33rd Street, New York, New York, will be designated as the Company's Paying Agent office for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in a Place of Payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in a Place of Payment located outside the United States where (subject to applicable laws and regulations) Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series, and (iii) a Paying Agent in a Place of Payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (Section 1002).

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium and interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be repaid to the Company and thereafter the holder of such Debt Security or any coupon appertaining thereto will look only to the Company for payment thereof. (Section 1003).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement (the "Depositary"). Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 301). Unless and until it is exchanged for Debt Securities in definitive form, including a permanent global Security, a temporary global Security in registered form may not be transferred except as a whole by the Depositary for such global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor Depositary. (Section
305).

     The specific terms of the depositary arrangement with respect to a series of Debt Securities or any part thereof will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements relating to global Securities.

     Upon the issuance of a global Security, the Depositary for such global Security or its nominee will credit the accounts of persons holding a beneficial interest in such global Security with the respective principal amount of the Debt Securities represented by such global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a global Security will be limited to persons that have accounts with the Depositary for such global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global Security.

     So long as the Depositary for a global Security, or its nominee, is the registered owner or bearer, as the case may be, of such global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global Security for all purposes under the Indenture. (Section 308). Except as provided below, owners of beneficial interests in a global Security will not be entitled to have Debt Securities represented by such global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, and any premium and interest on, Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or bearer, as the case may be, of the global Security representing such Debt Securities. Neither the Company, the Trustee, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global Security for such Debt Securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, as the case may be, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Security for such Debt Securities as shown on the records of such Depositary or its nominee, subject to the furnishing of the certificate described above under "Payment and Paying Agents" in the case of a global Security in which interests are exchangeable for Bearer Securities. The Company also expects that payments by participants to owners of beneficial interests in such global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global Security of payments in respect of such temporary global Security will be subject, in the case of a global Security in which interests are exchangeable for Bearer Securities, to the furnishing of the certificate described above under "Payment and Paying Agents."

     If the Depositary is at any time unwilling or unable to continue as depositary or the Depositary is no longer eligible to so serve and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Registered Securities of a series represented by a global Security and, in such event, the Company will issue Registered Securities of such series in definitive form in exchange for the global Security representing such series of Registered Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). (Section 305). See, however, "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a global Security.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal tax laws and regulations, during the restricted period (as defined under "Denominations, Registration and Transfer") Bearer Securities may not be offered, sold, resold or delivered in connection with their sale in the United States or to United States persons (each as defined below) except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the United States Treasury Regulations (the "D Rules"), and any underwriters, agents and dealers participating in the offering of Bearer Securities must agree that they will not offer any Bearer Securities for sale or resale, or sell, in the United States or to United States persons except to the extent permitted by the D Rules, or deliver Bearer Securities within the United States.

     Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Internal Revenue Code of 1986, as amended (the "Code"), holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

     As used herein "United States person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the primary supervision of a court within the United States and under the control of a United States person as described in section 7701(a)(30) of the Code. "United States" means the United States of America (including the States and the District of Columbia) and its "possessions," which include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

     Other restrictions and additional tax considerations may apply to the issuance and holding of Bearer Securities. A description of such restrictions and tax consequences will be set forth in the Prospectus Supplement.

LIMITATIONS ON LIENS ON ASSETS AND SALE AND LEASEBACK TRANSACTIONS

     Liens on Assets. So long as any Debt Security remains Outstanding, the Company will not, and will not permit any Subsidiary to, create or suffer to exist any Mortgage, or otherwise subject to any Mortgage the whole or any part of any property or assets now owned or hereafter acquired by any of them, without securing, or causing such Subsidiary to secure, the Outstanding Debt Securities, and any Indebtedness of the Company and such Subsidiary which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the Indebtedness secured by such Mortgage, for as long as any such Indebtedness is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of the following:

          (a) any Mortgage on any property of a corporation existing at the time such corporation is merged into or consolidated with, or at the time such corporation becomes a Subsidiary of, the Company or any Subsidiary or at the time of a sale, lease or other disposition of the assets of a corporation or other entity as an entirety or substantially as an entirety to the Company or such Subsidiary; provided, however, that such Mortgage does not spread (i) to other property at such time owned by the Company or any of its Subsidiaries or (ii) with respect to a merger or consolidation only, to other property thereafter acquired;

          (b) any Mortgage (i) on any property acquired or constructed by the Company or any Subsidiary to secure all or a portion of the price of such acquisition or construction or funds borrowed to pay all or a portion of the price of such acquisition or construction (including any Capitalized Lease Obligation) or (ii) to which any property or asset acquired by the Company or any Subsidiary is subject as of the date of its acquisition by the Company or such Subsidiary;

          (c) any Mortgage to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company or any Subsidiary to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it, including any Mortgage securing a letter of credit issued in the ordinary course of business in connection with any of the foregoing;

          (d) any Mortgage securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

          (e) any Mortgage imposed by law, such as carriers', warehousemen's, mechanic's, materialmen's supplier's, repairmen's and vendors' liens, incurred in good faith in the ordinary course of business with respect to obligations not delinquent or which are being contested in good faith by appropriate proceedings and as to which the Company or the relevant Subsidiary, as the case may be, shall have set aside on its books adequate reserves;

          (f) any Mortgage securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which the Company or the relevant Subsidiary, as the case may be, shall have set aside on its books adequate reserves;

          (g) any Mortgage created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which (i) levy and execution have been stayed and continue to be stayed and (ii) the Company or the relevant Subsidiary, as the case may be, shall have set aside on its books adequate reserves; or

          (h) any Mortgage securing Indebtedness of a wholly owned Subsidiary to the Company or to another wholly owned Subsidiary for so long as such Indebtedness is held by the Company or such other wholly owned Subsidiary, in each case subject to no Mortgage held by a Person other than the Company or such other wholly owned Subsidiary.

     Notwithstanding the foregoing, the Company and any Subsidiary may at any time create or suffer to exist any Mortgage which would otherwise be subject to the foregoing restrictions if the aggregate principal amount of Indebtedness secured by such Mortgage, together with (i) the aggregate principal amount of all other Indebtedness secured by Mortgages of the Company and any of its Subsidiaries then outstanding which would otherwise be subject to the foregoing restriction (not including Indebtedness secured by Mortgages permitted to be created or exist under paragraphs (a) through (h) above) and (ii) the aggregate in value of all Sale and Leaseback Transactions entered into by the Company and any of its Subsidiaries at such time which would be subject to the restrictions described under "Sale and Leaseback Transactions" below except for the last paragraph thereunder, does not at any time exceed 15% of Shareholders' Ownership. (Section 1008).

     Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, sell or transfer any property or assets owned by the Company or any Subsidiary with the intention of taking back a lease on such property or assets, except Sale and Leaseback Transactions in which:

          (a) the lease in such Sale and Leaseback Transaction is for a period not exceeding three years and the Company or the Subsidiary which is a party to such lease intends that its use of the property or asset which is the subject of the Sale and Leaseback Transaction will be discontinued on or before the expiration of such period;

          (b) the sale or transfer of any property or asset subject to such Sale and Leaseback Transaction is made prior to, at the time of, or within 180 days after the later of the date of the acquisition (including acquisition through merger or consolidation) of such property or asset or the completion of construction or material improvement thereof;

          (c) the Company or any Subsidiary shall apply an amount equal to the value of the property or asset so leased (as determined in any manner approved by the Board of Directors) to the retirement, within 180 days after the effective date of any such arrangement, of any Debt Securities or Indebtedness of the Company or its Subsidiaries that is not subordinate in right of payment to the Debt Securities; provided, however, that the amount to be so applied to the retirement of any Debt Securities or such Indebtedness may be reduced by (i) the principal amount of any Debt Securities delivered within 180 days before or after the effective date of any such arrangement to the Trustee for retirement and cancellation, and
     (ii) the principal amount of any such Indebtedness, other than Debt Securities, retired (other than at maturity) by the Company or a Subsidiary within 180 days before or after the effective date of any such arrangement;

          (d) the lease in such Sale and Leaseback Transaction secures or relates to obligations issued by the United States, any state thereof or the District of Columbia, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any department, agency or instrumentality or political subdivision thereof, or any agent or trustee acting on behalf of any of the foregoing or on behalf of the holders of obligations issued by any of the foregoing, to finance the acquisition or construction or material improvement of the property or asset so leased; or

          (e) the Sale and Leaseback Transaction is between or among the Company and one or more Subsidiaries, or between or among Subsidiaries.

     Notwithstanding the foregoing, the Company and any Subsidiary may at any time enter into a Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions if the aggregate in value of such Sale and Leaseback Transaction, together with (i) the aggregate in value of all other Sale and Leaseback Transactions entered into by the Company and any of its Subsidiaries at such time which would otherwise be subject to the foregoing restriction (not including Sale and Leaseback Transactions permitted to be entered into under paragraphs (a) through (e) above) and (ii) the aggregate principal amount of all other Indebtedness secured by Mortgages of the Company and any of its Subsidiaries then outstanding which would be subject to the restrictions described under "Liens on Assets" above except for the last paragraph thereunder, does not at any time exceed 15% of Shareholders' Ownership. (Section 1009).

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

     The Company may not consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture the payment of the principal of, premium, if any, interest, if any, on and any sinking fund payment in respect of the Debt Securities and the related coupons and the performance of the other covenants of the Company under the Indenture, (ii) immediately after giving effect to such transaction, no Event of Default, or event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;
(iii) if, as a result of such transaction, properties or assets of the Company or any of its Subsidiaries would become subject to a Mortgage not permitted by
Section 1008 of the Indenture without equally and ratably securing the Debt Securities as provided therein (see "Limitations on Liens on Assets and Sale and Leaseback Transactions" above), such successor corporation shall have taken such steps as shall be necessary to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby pursuant to Section 1008 of the Indenture and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such transaction and such supplemental indenture comply with the Indenture and that all conditions precedent have been complied with. Notwithstanding the foregoing, the Company may merge with another Person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or Person in a transaction in which the surviving entity is the Company. (Section 801).

MODIFICATION AND WAIVER

     Certain modifications and amendments of the Indenture, including the rights of Holders of a series of Outstanding Debt Securities and any related coupons, may be made by the Company and the Trustee only with the consent of the Holders of 66- 2/3% in principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal or interest, if any, on, any such Outstanding Debt Security, (ii) reduce the principal amount of, premium, if any, or interest (or change the formula for determining the rate of interest thereon), if any, on any such outstanding Debt Security including in the case of an Original Issue Discount Security (the amount payable upon acceleration of the Maturity thereof); (iii) change the Place of Payment where, or the coin or currency in which, any principal of, premium, if any, or interest, if any, on any such Debt Security is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to amend the Indenture; (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of the Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (vii) reduce certain requirements set forth in the Indenture relating to quorums or voting; or (viii) change any obligation of the Company to maintain a Place of Payment. (Section 902).

     The Holders of 66- 2/3% in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive, insofar as such series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series and any related coupons waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of such series or any related coupon or in respect of a covenant or provision under which the Indenture cannot be modified or amended without consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 30 days in the payment of any interest on such series; (ii) default in the payment of principal of, and premium, if any, on such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due; (iv) default for 30 days after appropriate notice by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than such series); (v) certain events of bankruptcy, insolvency or reorganization with respect to either of the Company; or (vi) any other event established as an Event of Default with respect to such series as stated in the Prospectus Supplement. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the entire principal amount of such series (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) to be due and payable. (Sections 501 and
502).

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Company under any Debt Security or any related coupon, it becomes necessary to convert into any other currency or currency unit any amount in the currency or currency unit due under such Debt Security or coupon, the conversion will be made by the Currency Determination Agent appointed pursuant to the Indenture with respect to such Debt Security at the Market Exchange Rate in effect on the date of entry of the judgment (the "Judgment Date"). If, pursuant to any such judgment, conversion is made on a date (the "Substitute Date") other than the Judgment Date and a change has occurred between the Market Exchange Rate in effect on the Judgment Date and the Market Exchange Rate in effect on the Substitute Date, the Indenture requires the Company to pay such additional amounts (if any) as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate in effect on the Judgment Date, is the amount then due under the Indenture or in respect of such Debt Security or coupon. The Company will not, however, be required to pay more in the currency or currency unit due under the Indenture or such Debt Security or coupon at the Market Exchange Rate in effect on the Judgment Date than the amount of currency or currency unit stated to be due under the Indenture or such Debt Security or coupon, and the Company will be entitled to withhold (or be reimbursed for, as the case may be) any excess of the amount actually realized upon any such conversion on the Substitute Date over the amount due and payable on the Judgment Date. (Section 516).

     The Company is required by law to furnish the Trustee, not less often than annually, with a certificate as to its respective compliance with the conditions and covenants under the Indenture.

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal, of premium, if any, or interest, if any, or any sinking fund installment) if the board of directors, certain committees or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of the Debt Securities and related coupons. (Section 602).

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 603). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Sections 512 and 603).

     No Holder of any Debt Security of any series or any related coupon will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy under the Indenture, unless (i) an Event of Default with respect to such series shall have occurred and be continuing and such Holder shall have previously given to the Trustee written notice of such continuing Event of Default with respect to Debt Securities of such series; (ii) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series shall have made written request to the Trustee, and offered reasonable indemnity to the Trustee against the costs, expenses and liability to be incurred in compliance with such request, to institute such proceedings as Trustee, and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity. (Section 507). However, the Holder of any Debt Security or coupon will have an absolute and unconditional right to receive payment of the principal, of premium, if any, and interest, if any, on such Debt Security or payment of such coupon on or after the due dates expressed in such Debt Security or coupon and to institute suit for the enforcement of any such payment. (Section 508).

     Directors, officers, employees and stockholders of the Company will not have any liability for any obligations of the Company under the Debt Securities, any related coupons or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities or coupons, by accepting a Debt Security or coupon, waives and releases all such liability. The waiver and the release are part of the consideration for the issue of the Debt Securities (including any coupons). (Section 113).

DEFEASANCE

     Defeasance and Discharge. Except as may be otherwise set forth in the Prospectus Supplement, the Company may discharge all of its obligations (except those set forth below) to Holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation if, among other things (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations or a combination thereof, as trust funds in trust, in an amount certified to be sufficient to pay and discharge the principal of, any premium or interest on and any mandatory sinking fund payments or analogous payments applicable to the Outstanding Debt Securities of that series when due and such funds have been so deposited for 91 days; (ii) the Company pays all other sums payable with respect to the Outstanding Debt Securities of such series; (iii) such deposit will not result in a breach of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;
(iv) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Debt Securities of that series shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date; (v) the Company delivers to the Trustee an Opinion of Counsel or a ruling from or published by the United States Internal Revenue Service to the effect that Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred (see "Limitation on Defeasance" below); and (vi) if the Debt Securities of that series are then listed on any domestic or foreign securities exchange, the Company delivers to the Trustee an Opinion of Counsel to the effect that such deposit, defeasance and discharge will not cause such Debt Securities to be delisted. Upon such discharge, the holders of the Debt Securities and any related coupons shall look for payment only to the funds or obligations deposited with the Trustee (subject to certain exceptions) and the holders of the Debt Securities shall no longer be entitled to the benefits of the Indenture, except for, among other things, (i) rights of registration of transfer and exchange of Debt Securities of such series; (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen certificates of Debt Securities of such series; (iii) the rights, obligations, duties and immunities of the Trustee; (iv) the rights of Holders of Debt Securities of such series as beneficiaries with respect to property deposited with the Trustee payable to all or any of them; and (v) the obligations of the Company to maintain an office or agency in respect of Debt Securities of such series. (Section 401).

     Defeasance of Certain Covenants and Certain Events of Default. Except as may be otherwise set forth in the Prospectus Supplement, if the terms of the Debt Securities of any series so provide, the Company may omit to comply with certain restrictive covenants in Section 801(c) (Consolidation, Merger, Conveyance, Transfer or Lease), Sections 1007 (Purchase of Securities by Company or Subsidiary), 1008 (Liens on Assets) and 1009 (Limitation on Sale and Leaseback Transactions), and such failure to comply with Sections 801(c), 1007, 1008 and 1009 of the Indenture, as described in clause (iv) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such series if, among other things, (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations or a combination thereof, as trust funds in trust, in an amount certified to be sufficient to pay and discharge the principal of, any premium or interest on and any mandatory sinking fund payments or analogous payments applicable to the Outstanding Debt Securities of that series when due and such funds have been so deposited for 91 days; (ii) the Company pays all other sums payable with respect to the Outstanding Debt Securities of such series; (iii) such deposit will not result in a breach of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;
(iv) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Debt Securities of that series shall have occurred and be continuing on the date of deposit and no bankruptcy Event of Default or event which with the giving of notice or the lapse of time would become a bankruptcy Event of Default shall have occurred and be continuing on the 91st day after such date; (v) the Company delivers to the Trustee an Opinion of Counsel or a ruling from or published by the United States Internal Revenue Service to the effect that Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred (See "Limitation on Defeasance" below); and (vi) if the Debt Securities of that series are then listed on any domestic or foreign securities exchange, the Company delivers to the Trustee an Opinion of Counsel to the effect that such deposit, defeasance and discharge will not cause such Debt Securities to be delisted. The obligations of the Company under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to in this paragraph, shall remain in full force and effect.

     Limitation on Defeasance. Under United States federal income tax law as in effect on the date of this Prospectus, any defeasance will be treated as a taxable exchange of the related Debt Securities for an interest in the trust. As a consequence, while these laws are in effect, each Holder of such Debt Securities would recognize gain or loss equal to the difference between the Holder's cost or other tax basis for the Debt Securities and the value of the Holder's interest in the trust, and thereafter will be required to include in income a share of the income, gain and loss of the trust. Prospective investors are urged to consult their own tax advisors as to the specific consequences of such defeasance and any change in law subsequent to the date of this Prospectus. To exercise either option referred to above under "Defeasance and Discharge" and

"Defeasance of Certain Covenants and Certain Events of Default," the Company is required to deliver to the Trustee an opinion of independent counsel (which opinion would be based on there having been, since the date of the Indenture, a change in the applicable United States federal income tax law, including a change in official interpretation thereof), or a ruling from or published by the Internal Revenue Service, to the effect that the exercise of such option will not cause the Holders of Debt Securities to recognize income, gain or loss for United States federal income tax purposes, and that such Holders of Debt Securities will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised.

NOTICES

     Except as may otherwise be set forth in the accompanying Prospectus Supplement, notice to the Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in the City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in The Wall Street Journal, the Financial Times and the Luxemburger Wort. Notices to Holders of Registered Securities will be given by first-class mail to the addresses of such Holders as they appear in the Security Register. In the event that notices cannot be given as provided above by publication or mailing, as the case may be, then such notice as shall be made with the approval of the Trustee shall constitute sufficient notice for all purposes. (Section 106).

TITLE

     Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purposes of making payment and for all other purposes (Section 308); provided, however, that the Company, the Trustee and any agent of the Company or the Trustee shall treat a person as the Holder of such principal amount of outstanding Debt Securities represented by a permanent global Security as shall be specified in a written statement of the Holder of such permanent global Security, or, in the case of a permanent global Security in bearer form, of Euro-clear, or CEDEL Bank, and produced to the Trustee by such person. (Section 203).

REPLACEMENT OF SECURITIES AND COUPONS

     Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Company and the Trustee of evidence of any destruction, loss or theft thereof satisfactory to the Company and the Trustee (provided that the Company or the Trustee has not been notified that such Debt Security or coupon has been acquired by a bona fide purchaser); in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

GOVERNING LAW

     The Indenture, the Debt Securities and coupons are governed by, and construed in accordance with the laws of the State of Ohio, provided however, that the immunities and standard of care of the Trustee in connection with the administration of its trust under the Indenture are governed by and construed in accordance with the laws of the State of New York. (Section 114).

REGARDING THE TRUSTEE

     The Company and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee.

     Under the Indenture, the Trustee will, to the extent required by the Trust Indenture Act of 1939, as amended, transmit annual reports to all Holders regarding its eligibility and qualifications as Trustee under the Indenture and certain related matters. (Section 703).

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell all or part of the Debt Securities from time to time on terms determined at the time such Debt Securities are offered for sale to or through underwriters or through selling agents, and also may sell such Debt Securities directly to purchasers. Such underwriters may include Credit Suisse First Boston Corporation, J.P. Morgan & Co. or a group of underwriters represented by such firms. The names of any such underwriters or selling agents in connection with the offer and sale of any series of Debt Securities and the compensation of such persons will be set forth in the Prospectus Supplement relating thereto.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such compensation received from the Company will be described in the accompanying Prospectus Supplement.

     Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain civil liabilities including liabilities under the Securities Act. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Nicholas B. Paumgarten, a Managing Director of J.P. Morgan & Co., is a director of the Company, owns 400 Class A Common Shares of the Company and is the sole trustee of certain trusts which own an aggregate of 2,000 Class A Common Shares of the Company. Mr. Paumgarten's wife owns 850 Class A Common Shares of the Company.

     Each series of Debt Securities will be a new issue of securities with no established trading market. In the event that Debt Securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities of any series or as to the liquidity of the trading market for the Debt Securities.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company may authorize underwriters or other persons acting as agents of the Company to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject; and (b) if the Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities not sold for delayed delivery. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report given upon their authority as experts in accounting and auditing.

     The financial statements of Harte-Hanks Newspapers and Harte-Hanks Television as of December 31, 1996, and for each of the three years then ended incorporated herein by reference from the Company's Current Report on Form 8-K dated September 4, 1997, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent public accountants, given on authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of TV Food Network, G.P. and Subsidiary as of December 31, 1996, and for each of the three years then ended incorporated herein by reference from the Company's Current Report on Form 8-K dated September 4, 1997, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent public accountants, given on authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Baker & Hostetler LLP, Cincinnati, Ohio, will pass upon the legality of the Debt Securities offered hereby for the Company. Simpson Thacher & Bartlett, New York, New York, (a partnership which includes professional corporations) will pass upon certain legal matters for the underwriters, dealers or agents, if any, unless otherwise specified in the applicable Prospectus Supplement. John H. Burlingame, Chairman of Baker & Hostetler LLP, is a director and a member of the Executive Committee of the Board of Directors of the Company and a trustee of the Edward W. Scripps Trust. As a trustee, he has the power together with the other trustees of the Edward W. Scripps Trust to vote and dispose of the 32,610,000 Class A Common Shares and the 16,040,000 Common Voting Shares of the Company held by the Trust. Mr. Burlingame disclaims any beneficial interest in such shares held by the Trust.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Except for the Registration Fee, all expenses are estimated:

     Registration Fee(1)......................................................  $106,061
     Trustee's Fees and Expenses (including counsel fees).....................    15,500
     Accounting Fees and Expenses.............................................    50,000
     Legal Fees and Expenses..................................................    50,000
     Blue Sky Fees and Expenses...............................................    15,000
     Printing Expenses........................................................    75,000
     Rating Agency Fees.......................................................   255,000
     Miscellaneous............................................................    25,000
                                                                                --------
       Total Expenses.........................................................  $591,561
                                                                                ========

---------------

     1 This Registration Statement relates to the Registration Statement filed by the Company with the Commission on November 15, 1991 (Reg. No. 33-43989), as amended by Amendment No. 1 thereto filed with the Commission on December 11, 1991. The amount of securities previously registered and not sold is $150,000,000 and, pursuant to Rule 429 under the Securities Act of 1933, such registered but unsold securities are being carried forward with respect to the registration fee hereon.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13 of the Ohio Revised Code grants corporations the power to indemnify their directors and officers in accordance with the provisions set forth therein.

     The Articles of Incorporation of the Company provides for indemnification of directors and officers of the Company.

     Reference is made to the Underwriting Agreement, filed as Exhibit 1 to this Registration Statement, for information concerning indemnification arrangements among the Company and the underwriters.

ITEM 16. EXHIBITS.

         1     Underwriting Agreement (including form of Terms Agreement)
         4.1   Form of Indenture
         4.2   Forms of Debt Securities (included in Exhibit 4.1)
         5     Opinion of Baker & Hostetler LLP, counsel for the Registrant
        10.1   5-Year Competitive Advance and Revolving Credit Agreement, dated as of
               September 26, 1997, among The E.W. Scripps Company, the Banks named therein,
               The Chase Manhattan Bank, as Agent, and J.P. Morgan & Co., as Documentation
               Agent
        10.2   364-Day Competitive Advance and Revolving Credit Agreement, dated as of
               September 26, 1997, among The E.W. Scripps Company, the Banks named therein,
               The Chase Manhattan Bank, as Agent, and J.P. Morgan & Co., as Documentation
               Agent
        12     Computation of Ratio of Earnings to Fixed Charges
        23.1   Consent of Deloitte & Touche LLP
        23.2   Consent of KPMG Peat Marwick LLP (as to Harte-Hanks Newspapers)
        23.3   Consent of KPMG Peat Marwick LLP (as to Harte-Hanks Television)

        23.4   Consent of KPMG Peat Marwick LLP (as to TV Food Network G.P. and Subsidiary)
        23.5   Consent of Baker & Hostetler LLP (contained in Exhibit 5)
        24     Powers of Attorney
        25     Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan
               Bank, as Trustee under the Indenture

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration
Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, provided that, notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (I) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The E.W. Scripps Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on September 29, 1997.

                                          THE E.W. SCRIPPS COMPANY

                                          By:   /s/ DANIEL J. CASTELLINI
                                            ------------------------------------
                                            Daniel J. Castellini
                                            Senior Vice President/Finance and
                                              Administration

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated, on September 29, 1997.

                      *                         Chairman of the Board
---------------------------------------------
              Lawrence A. Leser

                      *                         President, Chief Executive Officer and
---------------------------------------------     Director
             William R. Burleigh                  (Principal Executive Officer)

          /s/ DANIEL J. CASTELLINI              Senior Vice President/Finance and
---------------------------------------------     Administration (Principal Financial and
            Daniel J. Castellini                  Accounting Officer)

                      *                         Chairman of the Executive Committee of the
---------------------------------------------     Board of Directors
             Charles E. Scripps

                      *                         Director
---------------------------------------------
             John H. Burlingame

                      *                         Director
---------------------------------------------
               Daniel J. Meyer

                      *                         Director
---------------------------------------------
           Nicholas B. Paumgarten

                      *                         Director
---------------------------------------------
               Paul K. Scripps

                      *                         Director
---------------------------------------------
              Robert P. Scripps

                      *                         Director
---------------------------------------------
               Ronald W. Tysoe

                      *                         Director
---------------------------------------------
              Julie A. Wrigley

---------------

* Daniel J. Castellini, by signing his name hereto, does sign this Registration Statement on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed as Exhibits to this Registration Statement.

By: /s/ DANIEL J. CASTELLINI
    --------------------------------------------------------
                      Attorney-in-Fact